EXHIBIT 10.18

CERTAIN INFORMATION IN THIS EXHIBIT IS SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT. IN ACCORDANCE WITH RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, SUCH INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF SUCH OMITTED INFORMATION HAS BEEN INDICATED WITH AN ASTERISK(*).

                           PATENT LICENSE AGREEMENT

                                    Between

                           PROTEIN DESIGN LABS, INC.

                                      and

                             TANOX BIOSYSTEMS, INC.

     This Agreement ("Agreement"). effective as of June 30, 1998 ("Effective Date"). is made by and between PROTEIN DESIGN LABS, INC.. a Delaware corporation having offices at 2375 Garcia Avenue, Mountain View, CA 94043, USA (hereinafter "PDL") and TANOX BIOSYSTEMS, INC., a Texas corporation having offices at 10301 Stella Link, Houston, TX 77025 (hereinafter "TANOX").

                                    RECITALS

     A. TANOX intends to initially pursue development of humanized antibodies against *

     B. TANOX desires to license certain patents owned or controlled by PDL related to humanized antibodies directed against *; and

     C. PDL is willing to license to TANOX such rights under the terms and conditions of this Agreement.

                                   AGREEMENT

NOW THEREFORE. in consideration of the mutual covenants herein contained and intending to be legally bound, the parties agree as follows:

1. DEFINITIONS

     All references to Exhibits, Articles and Sections shall be references to Exhibits, Articles and Sections of this Agreement. In addition, except as otherwise expressly provided herein, the following terms in this Agreement shall have the following meanings:

     1.01 "AFFILIATE" means, with respect to a party hereto, any corporate or other entity which, directly or indirectly, controls, is controlled by, or is under common control with such party where "control" means the ownership of not less than 50% of the voting shares of a corporation, or decision-making authority as to an unincorporated entity .

     1.02 "COMBINATION PRODUCT(S)" shall mean any product containing both a pharmaceutically active agent or ingredient which constitutes a Licensed Product and one or more other pharmaceutically active agents or ingredients which do not constitute Licensed Products.

     1.03 "LICENSED PRODUCT(S)" shall mean therapeutic products of TANOX or TANOX'S sublicensees that include an Antibody developed by or for TANOX, jointly or otherwise, binding to

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* whose development, manufacture, use or sale
would, but for a license under this Agreement, infringe a Valid Claim. "Antibody" as used in the preceding sentence shall include, without limitation, monospecific and bispecific antibodies; less than full-length antibody forms such as Fv, Fab. and F(ab')2; single-chain antibodies; and antibody conjugates bound to a toxin, label or other moiety. *

     1.04 "NET SALES" shall mean the aggregate gross revenues, whether in cash or in kind, derived by or payable from or on account of the sale of Licensed Products. less actual amounts incurred for (a) credits or allowances, if any, actually granted on account of price adjustments, recalls, Rejection or return of items previously sold, (b) excise and sales taxes, duties or other taxes imposed on and paid with respect to such sales (excluding income or franchise taxes of any kind) and (c) outer packing, freight and freight insurance costs. All amounts deducted under this Section 1.04 shall be properly documented and specified in any summary report provided to PDL under Section 3.07. If TANOX or any of its Affiliates or sublicensees receive non-cash consideration for any Licensed Product sold or otherwise transferred to an independent third party not an Affiliate of the seller or transferor, the fair market value of such non-cash consideration on the date of such transfer as known to TANOX, or as reasonably estimated by TANOX if unknown; shall be included in the definition of Net Sales.

     1.06 "PDL PATENT RIGHTS" means the patent applications or patents (as well as any foreign counterparts thereto) identified on EXHIBIT A, including any additions, continuations, continuations-in-part or divisions thereof or any substitute applications therefor; any patents issued with respect to such patent applications, any reissues, extensions or patent term extensions of any such patent, and any confirmation patents or registration patents or patents of addition based on any such patents.

     1.07                              *

     1.08 "VALID CLAIM" means (a) any claim in any issued patent included in the PDL Patent Rights which would be infringed but for the license granted under
Section 2.01 and which claim has not been disclaimed or held unenforceable or invalid by a governmental agency or court of competent jurisdiction by a decision beyond right of review and (b) any pending claims under PDL Patent Rights which, if granted, would be infringed but for the license granted under
Section 2.01 and which pending claim would be a Valid Claim if the pending claim were treated as granted, provided that examination has been timely requested for such pending claims and they are otherwise being diligently prosecuted in an effort to have them allowed and granted in an issued patent.

2. LICENSE

     2.01 LICENSE GRANT. Subject to the terms and conditions of this Agreement, PDL hereby grants and TANOX hereby accepts a worldwide nonexclusive license under the PDL Patent Rights, including the right to grant sublicenses in accordance with Section 2.05 to make, import, have made, use or sell Licensed Products.

     2.02                              *

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
     2.03                              *

     2.04                              *

     2.05 MOST FAVORED LICENSEE FOR IGE ANTIBODY ROYALTY RATE. * PDL agrees not to grant a license under the Queen Patent (as defined in Exhibit A) to a third party, other than a PDL Affiliate, for use of an antibody binding to the * with a royalty rate less than * of net sales of licensed products incorporating such antibody unless TANOX is provided the same royalty rate as such third party.

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
PDL shall promptly notify TANOX in the event that PDL proposes to grant such a license under the Queen Patent to a third company with a royalty rate less than
* . Notwithstanding the foregoing, no reduction in royalties shall apply in the following cases: (a) the third COMPANY PARTY pays consideration to PDL for at least three (3) licenses under the Queen Patents that results in a reduced royalty rate as part of a transaction with PDL; or (b) the licenses granted under the Queen Patents by PDL are to a joint venture or as part of a similar collaborative arrangement in which a part of contribution to the venture or arrangement is a license from PDL under the Queen Patents. The parties agree to execute such documents as may be reasonably necessary to carry out the purposes of this Section 2.05.

     2.06 LIMITATION ON SUBLICENSES; NOTIFICATION. TANOX shall have the right to grant sublicenses of its rights with respect to the Licensed Product under
Section 2.01 only in connection with the assignment or license by TANOX of a Licensed Product to a third party. Notwithstanding the assignment or grant of a sublicense by TANOX hereunder, TANOX shall remain obligated to pay all royalties due to PDL with respect to the sale of Licensed Products by its assignee or sublicensee. In addition, the grant of any sublicenses under Section 2.01 shall be on terms and conditions which are subject to and subordinate to the terms of this Agreement and TANOX shall remain fully responsible to PDL for the performance of any and all such terms by its sublicensees. Promptly following execution of any sublicense hereunder, but in any event not less than ten (10) days thereafter, TANOX shall notify PDL of the identity of the sublicensee and the scope of the sublicense.

     2.07 NO OTHER LICENSE RIGHTS. TANOX expressly acknowledges and agrees that, except for the license expressly granted under Section 2.01, no rights to any other PDL patents, patent applications, know-how or licenses are included in this Agreement and that any royalties or payments that may be due to third parties in order for TANOX to make, have made, use or sell Licensed Products shall be the sole responsibility of TANOX.

3. PAYMENTS; ROYALTIES, REPORTS

     3.01 PAYMENTS. In consideration for the license granted by PDL under
Article 2 of this Agreement TANOX sha11 pay to PDL a nonrefundable signing and licensing fee within fifteen (15) days of the Effective Date in the sum of *

     3.02 ROYALTIES TO PDL. Subject to reduction for any offset as provided in
Section 3.05, or withholding under Section 3.09(b), and in further consideration of the rights and licenses granted under Article 2, TANOX shall pay to PDL a royalty of * of the Net Sales of all Licensed Products sold by TANOX or its Affiliates or sublicensees in each country until the last date on which there is a Valid Claim that, but for a license granted to TANOX under this Agreement, would be infringed by the making, using, having made or sale of that Licensed Product in such country or by the manufacture of Licensed Product in the country of manufacture.

     3.03 SALES AMONG AFFILIATES. Sales between and among TANOX and its Affiliates of Licensed Products which are subsequently resold or to be resold by such Affiliates shall not be subject to royalty, but in such cases royalties shall accrue and be calculated on the sale of such Licensed Products to a non-Affiliate.

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
     3.04 COMBINATION PRODUCTS. Net Sales in a particular country, in the case of Combination Products for which the pharmaceutically active agent or ingredient constituting a Licensed Product and each of the other pharmaceutically active agents or ingredients not constituting Licensed Products have established market prices in that country in the Territory when sold separately, shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Licensed Product(s) contained in the Combination Product and the denominator of which shall be the sum of the established market prices for the Licensed Product(s) plus the established market prices for the other pharmaceutically active agents or ingredients contained in the Combination Product. When such separate market prices are not established in that country, then the parties shall negotiate in good faith to determine a fair and equitable method of ca1cu1ating Net Sales in that country for the Combination Product in question.

     3.05 ANNUAL MAINTENANCE FEE. In further consideration of the licenses granted under Article 2, following the third (3rd) anniversary of the Effective Date and not later than each anniversary thereafter within thirty (30) days after receipt of an invoice from PDL, TANOX shall pay PDL a nonrefundable annual maintenance fee in the amount of *. An amount of * of the annual maintenance fee paid by TANOX hereunder shall be creditable against royalties payable to PDL pursuant to Section 3.02 beginning in the year in which a Biologics License Application ("BLA") or foreign equivalent thereof is filed with the U.S. Food and Drug Administration (or any successor thereto, or a foreign counterpart agency), with respect to a Licensed Product; provided that in no event shall any portion of the annual maintenance fees paid prior to the year in which a BLA is filed with respect to the Licensed Product be creditable against royalties hereunder.

     3.06 CURRENCY CONVERSION. All amounts payable to PDL under this Agreement shall be payable in U.S. Dollars by wire transfer to a bank account designated by PDL. In the case of royalties on Net Sales, all amounts payable shall first be calculated in the currency of sale and then converted into U.S. Dollars using the average of the daily exchange rates for such currency quoted by Citibank, N.A. for each of the last fifteen (15) banking days of each calendar quarter.

3.07 ROYALTY REPORTS.

     (a) CURRENT REPORTS. TANOX agrees to make written reports and royalty payments to PDL within sixty (60) days after the close of each calendar quarter during the term of this Agreement, beginning with the calendar quarter in which the date of first sale following regulatory approval occurs. These reports shall show for the calendar quarter in question Net Sales by TANOX, its Affiliates and sublicensees of the Licensed Products in the Territory on a country-by-country basis, details of the quantities of Licensed Products sold in each country and the country of manufacture, if different, applicable offsets, withholding taxes and the net royalty due to PDL thereon pursuant to Article 3. No later than at the time of the making of each such report, TANOX shall make any payment due to PDL of royalties for the period covered by such report.

     (b) TERMINATION REPORT. For each Licensed Product, TANOX also agrees to make a written report to PDL within ninety (90) days after the date on which TANOX, its Affiliates or sublicensees last sell that Licensed Product stating in such report the same information required by quarterly reports for all such Licensed Products made, sold or otherwise disposed of which were not previously reported to PDL.

     3.08 INSPECTION. TANOX agrees to keep clear, accurate and complete records for a period of at least three (3) years after each reporting period in which Net Sales occur showing the manufacturing, sales and other disposition of Licensed Products in the Territory in sufficient detail to enable the royalties payable hereunder to be determined. TANOX further agrees to permit its books and records to be examined by an independent accounting firm selected by PDL and reasonably satisfactory to TANOX, from time-to-time but not more than once a year. Such examination is to be made at the expense of PDL, except in the event that the results of the audit reveal that TANOX underpaid PDL by six percent (6%) or more, then the audit fees shall be paid by TANOX. Any such discrepancies will be promptly corrected by a payment or refund, as appropriate.

3.09 WITHHOLDING.

     (a) PAYMENTS. All amounts payable under Sections 3.01 and 3.05 shall represent the actual proceeds to be received by PDL, net of any withholding or other taxes or levies that may be applicable to such payments. PDL agrees to reasonably cooperate with TANOX in obtaining a refund of any withholding taxes or levies paid by TANOX, if any, with respect to any payments to PDL hereunder. In the event that PDL is successful in obtaining any refund of tax withholding amounts paid by TANOX under this Agreement. PDL agrees to promptly remit such refund amount to TANOX.

     (b) ROYALTY PAYMENTS. TANOX may withhold from royalties due to PDL amounts for payment of any withholding tax that TANOX has actually paid to any taxing authority with respect to the royalty payments due to PDL hereunder, provided that such amounts are properly documented and specified in any summary report to PDL hereunder. TANOX agrees to reasonably cooperate with PDL in obtaining a foreign tax credit in the U .S. with respect to royalties due to PDL on the sale or manufacture of Licensed Products at the sole expense of PDL.

4. PATENT PROSECUTION AND MAINTENANCE

     4.01 PROSECUTION. PDL hereby agrees that, at its own expense it will use commercially reasonable efforts to:

     (a) prosecute any patent applications comprising the PDL Patent Rights and to secure the most extensive protection reasonably obtainable under the PDL Patent Rights; and

     (b) maintain the claims under the POL Patent Rights as valid and enforceable claims for the full term thereof.

     4.02 UPDATES. Upon the written request of TANOX (which request shall not be made more than once per calendar year), PDL agrees to provide a written update of the information relating to the PDL Patent Rights as set forth on EXHIBIT A.

     4.03 DEFENSE OF PDL PATENT RIGHTS. With respect to the PDL Patent Rights licensed under this Agreement, PDL at its sole cost and expense agrees to take all steps and proceedings and to undertake such other acts as PDL may, in its sole discretion, deem necessary or advisable to restrain any infringement or improper or unlawful use of the PDL Patent Rights and to recover any actual or punitive compensation therefor. TANOX shall provide reasonable assistance to PDL and permit PDL to have the sole right to take such steps, conduct any such proceedings or undertake any such actions to restrain any infringement or improper or unlawful use of the PDL Patent Rights, whether or not TANOX is a party to such steps, proceedings or actions, all of which shall be at PDL's expense. Any monies recovered from alleged infringers shall be retained by PDL.

5. REPRESENTATIONS AND WARRANTIES; IDEMNIFICATION

     5.01 VALID AGREEMENT. Each party represents and warrants to the other that it knows of no legal reason to prevent it from entering into this Agreement and that the signatory hereto is duly authorized to execute and deliver this Agreement.

     5.02 NO WARRANTY OF VA1IDITY, NON-INFRINGEMENT. Nothing in this Agreement shall be construed as (a) a warranty or representation by PDL as to the validity or scope of any PDL Patent Rights; or (b) a warranty or representation that any Licensed Product made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents, copyrights, trademarks, trade secrets or other rights of third parties.

     5.03 NO OTHER WARRANTIES. EXCEPT AS SPECIFICALLY SET FORM IN ARTICLE 5, PDL MAKES NO REPRESENTATIONS OR WARRAN11ES OF ANY KIND, EITHER EXPRESS OR, IMPLIED, WITH RESPECT TO ANY CELL LINES, ANTIBODIES OR LICENSED PRODUCTS DEVELOPED BY TANOX UNDER THE LICENSE SET FORTH IN THIS AGREEMENT AND PDL FURTHER MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANT ABILITY OR FITNESS FORA PARTICULAR PURPOSE, OR THAT THE USE OF ANY CELL LINES, ANTIBODIES, LICENSED PRODUCTS OR OTHER MATERIALS DEVELOPED BY TANOX UNDER THE LICENSE SET FORTH IN THIS AGREEMENT WILL NOT INFRINGE ANY THIRD PARTY RIGHTS.

     5.04 INDEMNIFICATION. TANOX shall at all times, during the term of this Agreement and thereafter, indemnify and hold harmless PDL and its Affiliates, sublicensees, directors, officers, agents and employees from any claim, proceeding, loss, expense, and liability of any kind whatsoever (including but not limited to those resulting from death, personal injury, illness or property damage and including legal expenses and reasonable attorneys' fees) arising out of or resulting from (a) any claim of patent infringement (direct or contributory) or inducing patent infringement with respect to the activities of TANOX and (b) the development, manufacture, holding, use, testing, advertisement, sale or other disposition by TANOX, its Affiliates or sublicensees, or any distributor, customer or representative of TANOX or anyone in privity therewith, of any Licensed Product.

6. CONFIDENTIALITY

     6.01 PRIOR AGREEMENTS. This Agreement supersedes that certain Confidential Disclosure Agreement entered into between PDL and TANOX of June 10, 1996; provided, however, that with respect to all Confidential Information disclosed thereunder and/or within the definition of "Confidential Information" in that Confidential Disclosure Agreement, such Confidential Information shall be subject to the terms and conditions of Section 6.02.

     6.02 CONFIDENTIALITY. PDL and TANOX acknowledge that in the course of negotiations of this Agreement or other discussions between the parties of prospective agreements or business relationships and/or in furtherance of the interests of the parties hereunder that it ("Recipient") has received and/or may receive confidential information of the other party ("Provider"). "Confidential Information" means any and all data and information which (a) has been reduced to tangible form and marked clearly and conspicuously with a legend identifying its confidential or proprietary nature;

or (b) with respect to any oral presentation or communication, is or was designated as confidential immediately before, during, or within a reasonable time after the oral presentation or communication and such designation is subsequently confirmed in writing; (c) is or was otherwise characterized by Provider as confidential information; or (d) is subject to the terms and conditions of this Section 6.02 as provided in Section 6.01 above.

Each party shall keep and protect as confidential, and shall not use for any purpose (other than TANOX's use for the development and commercial exploitation of Licensed Products or either party's use for specific purposes otherwise contemplated by a business relationship entered between them), during the term of this Agreement and for five (5) years after termination hereof, all Confidential Information heretofore and hereafter supplied by the other, provided however, that the foregoing obligation of confidentiality shall not apply to the extent that any Confidential Information (a) is already known to the Recipient at the time of disclosure, as evidenced by written record, or is developed by Recipient thereafter in the course of work entirely independent of any disclosure by the other party; (b) is publicly known prior to or becomes publicly known after disclosure other than through acts or omissions of the Recipient; (c) is disclosed in good faith to Recipient by a third party who is not under obligations of non-disclosure to the Provider; or (d) is required to be disclosed pursuant to an order of a court of law or governmental agency; provided that the disclosing party shall advise the other party promptly of any such disclosure requirement in order to permit such other party to undertake efforts to restrict or limit the required disclosure including by cooperating in drafting a protective order.

7. TERM AND TERMINATION

     7.01 TERM. Unless earlier terminated as provided in this Article 7, this Agreement sha1l come into force on the Effective Date and shall continue until the expiration of the last obligation of TANOX to pay royalties to PDL in accordance with Article 3 above. Thereafter, with the exception of the surviving clauses specified in Section 7.04, this Agreement shall terminate and all licenses or sublicenses granted hereunder shall become fully paid-up, irrevocable licenses.

     7.02 TERMINATION.

     (a) This Agreement may be terminated with respect to a license in any country or in its entirety on sixty (60) days prior written notice by TANOX.

     (b) If either party shall at any time default in the payment of any royalty, or the making of any report hereunder, or shall commit any material breach of any covenant or agreement herein contained or shall make any false report, and shall fail to have initiated and actively pursued remedy of any such default or breach within sixty (60) days after receipt of written notice thereof by the other party, that other party may, at its option, cancel this Agreement and revoke any rights and licenses herein granted and directly affected by the default or breach by notice in writing to such effect, but such act shall not prejudice the right of the party giving notice to recover any royalty or other sums due at the time of such cancellation, it being understood, however, that if within sixty (60) days after receipt of any such notice the receiving party shall have initiated and actively pursued remedy of its default, then the rights and licenses herein granted shall remain in force as if no breach or default had occurred on the part of the receiving party, unless such breach or default is not in fact remedied within a reasonable period of time.

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
     (c) This Agreement may be terminated by either party upon the occurrence of any of the following which is not stayed or vacated within ninety (90) days of such occurrence: (i) petition in bankruptcy filed by or against the other party;
(ii) adjudication of the other party as bankrupt or insolvent; (iii) appointment of a liquidator, receiver or trustee for all or a substantial part of the other party's property; or (iv) an assignment for the benefit of creditors of the other party.

     (d) To the extent pennitted under, applicable law, the license granted under this Agreement may be terminated as to any country by PDL upon thirty (30) days prior written notice in the event that TANOX challenges the Queen Patent in that country.

     7.03 NO WAIVER. The right of either party to terminate this Agreement as provided herein shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous failure to perform hereunder.

     7.04 SURVIVAL.

     (a) Termination for any reason hereunder shall not affect any accrued rights or obligations of the parties arising in any manner under this Agreement as of the date of termination. In any event, the confidentiality and indemnity obligations and any accrued payment and reporting obligations under Articles 3, 5 and 6 shall survive any termination of this Agreement

     (b) Upon termination of this Agreement for any reason, PDL hereby grants TANOX a license to sell within three (3) months of such termination any Licensed Products in TANOX's or TANOX's sublicensee's inventory on the date of such termination, which have not previously been sold ("Inventory"); provided, however, that TANOX shall pay the royalties due on such Inventory, provide related reports and allow a final audit in the amounts and manner provided for in Section 3.08.

8. MISCELLANEOUS

     8.01 ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other, except to Affiliates upon prior written notice to the other party, and except that either party may assign this Agreement to a party which acquires all or substantially all of its business, whether by merger, sale of assets or otherwise.

     8.02 ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties hereto with respect to the within subject matter and supersedes all previous Agreements (except as provided in Section 6.01), whether written or oral. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

     8.03 SEVERABILITY. If any provision of this Agreement is declared invalid by a court of last resort or by any court, the decision of which appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof which relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original interest of the parties, and, failing such amendment, either party may submit the matter to a court of competent jurisdiction for resolution.

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     8.04 NOTICES. Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be sent by expedited delivery or telecopied and confirmed by mailing, as follows and shall be considered received three (3) days after such delivery:

If to PDL:                              Protein Design Labs. Inc.
                                        2375 Garcia Avenue
                                        Mt. View, California 94043 USA
                                        Attention: Chief Executive Officer

Copy to:                                Protein Design Labs, Inc.
                                        2375 Garcia Avenue
                                        Mt View, California 94043 USA
                                        Attention: General Counsel

If to TANOX:                            Tanox Biosystems, Inc.
                                        10301 Stella Link
                                        Houston, TX 77025 USA
                                        Attention: Nancy T. Chang,
                                        President and CEO

Copy to:                                Tanox Biosystems, Inc.
                                        10301 Stella Link
                                        Houston, TX 77025 USA
                                        Attention: Head of Legal Affairs

     8.05 CHOICE OF LAW. The validity, performance. construction, and effect of this Agreement shall be governed by the laws of the State of California which are applicable to contracts between California residents to be performed wholly within California.

     8.06 WAIVER. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

     8.07 FORCE MAJEURE. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof provided that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to war, terrorism, earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations within a reasonable time after the relevant cause has ceased its effect.

     8.08 PUBLICITY. PDL will issue a press release concerning the parties' entry into this Agreement and the amount of signing and licensing fees paid hereunder, with the content of such release to be approved in advance by TANOX, which approval shall not be unreasonably withheld. Except as required by law or regulation, neither party shall publicly disclose the other terms and conditions of this Agreement unless expressly authorized to do so by the other party, which authorization shall not be unreasonably withheld, and both parties agree that PDL shall not disclose the antigens which are the subject of this Agreement, or TANOX's selection of any Substitute Antigen, without TANOX's

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
prior written consent; provided, however, that the parties may disclose such terms and conditions to their respective investors, prospective investors, advisors, and consultants under a written confidentiality agreement protecting the confidentiality of the terms hereof as provided under Article 6, and to their accountants and attorneys provided that such accountants and attorneys agree to maintain the confidentiality of the terms hereof as provided under
Article 6, and TANOX may disclose such terms and conditions as deemed required in connection with any public stock offering it elects to make. In the event that disclosure shall be agreed upon then the parties will work together to develop a mutually acceptable disclosure.

     8.09 HEADINGS. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

     8.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

PDL:                                                    TANOX:
PROTEIN DESIGN LABS, INC.                               TANOX BIOSYSTEMS, INC.
By: /s/ JON S. SAXE                                     By: /s/ NANCY T. CHANG
Jon S. Saxe                                             Nancy T. Chang
President                                               President and CEO

                                   EXHIBIT A

                               PDL PATENT RIGHTS

The following are patents and patent applications (the "Queen Patents") as of the Effective Date filed in certain countries in the world and licensed under the Agreement. The Queen Patents shall expressly include any foreign counterparts thereto flied by PDL before or during the tenm of this Agreement.

1. European Patent number 0451216. Queen, "Humanized Immunoglobulins and Their Production and Use".

2. U.S. patent divisional applications numbers 08/487,200, 08/477,728, 08/474,040 of issued U.S. patent number 5,530,101, Queen, "Improved Humanized Immunoglobulins".

3. Japan patent application number 4-503758, Queen, et al. "Improved Humanized Immunoglobulins".

4. U.S. Patent No. 5,693,761, Queen, et al. "Polynucleotides Encoding Improved Humanized Immunoglobulins." issued December 2, 1997.

5. U.S. Patent No. 5,693,762, Queen, et. a1. "Humanized Immunoglobulins," issued December 2, 1997.

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